Exhibit 10.11

Lease Agreement	Reference
ml
For
NSI Kantoren B.V.
Complex
Motion Building Amsterdam
Radarweg 60 in Amsterdam, the Netherlands	Complex number
nl002410

Lessee	:	Agendia N.V.

Chamber of Commerce	:	34185452

Lease commencement date	:	1 December 2019

Indexation date	:	1 December

Surface area	:	777 m² LFA office space
as well as 5 designated parking spaces
as well as 5 flexible parking spaces

Initial annual rent	:	€162,630.00 plus service charges and VAT

Lease period	:	5 years + n x 5 years

Notice period	:	12 months

Guarantee	:	€61,182.74

LEASE AGREEMENT FOR OFFICE SPACE

and other commercial space within the meaning of Article 7:230a of the Dutch Civil Code

Model adopted by the Real Estate Council of the Netherlands (Raad voor Onroerende Zaken – ROZ) on 30 January 2015 and filed with the court registry of the District Court of The Hague on 17 February 2015 and registered there under number 15/20; also published on the website www.roz.nl.

Reference to and use of this model are only permitted if the text inserted, added and/or amended is clearly recognisable as such. Preferably, additions and amendments should be included under the heading ‘Special Provisions’. Any liability for adverse consequences resulting from the use of the text of this model is expressly excluded by the ROZ.

THE UNDERSIGNED:

NSI Kantoren B.V.

having its registered office in Amsterdam, the Netherlands, and its principal place of business at Antareslaan 69, 2132 JE Hoofddorp, the Netherlands, registered in the Trade Register of the Chamber of Commerce under number 70696624, duly represented in this matter by Mr M. Amlal and Mr A. de Jong hereinafter referred to as the ‘Lessor’,

AND

Agendia N.V.

having its registered office in Amsterdam, the Netherlands, and its principal place of business at Science Park 406, 1098 XH Amsterdam, the Netherlands, registered in the Trade Register of the Chamber of Commerce under number 34185452, VAT number NL812515080B01, represented in this matter by Mr M.R. Straley and Mr K.W. Becker hereinafter referred to as the ‘Lessee’,

HAVE AGREED:

1.	The Leased Property, designated use

1.1.

The Lessor leases to the Lessee and the Lessee leases from the Lessor the office space located at Radarweg 60 in Amsterdam, recorded in the land register as Municipality of Sloten North Holland, section K, land register number 2791, with a total leasable floor area of approx. 777 m2 located on the 5th floor including common areas on the floor and the share in the Social Heart of the office building, measured in accordance with NEN 2580, as well as 5 designated parking spaces coinciding with the lease and 5 flexible parking spaces which are mutually terminable at 3 months’ notice, hereinafter: the ‘Leased Property’, which commercial space is indicated in more detail in the drawing added to this agreement as a schedule that is part of the same and initialled by the parties. Upon delivery of the Leased Property to the Lessee, an official delivery report will be drawn up indicating which installations and other facilities are, and which installations and facilities are not, part of the Leased Property, and which also contains a description of the condition of the Leased Property after

Lessor’s initials:	Lessee’s initials:

execution of the remodelling arrangements agreed, where necessary supplemented with photographs initialled by the parties (schedule).

1.2.	The Leased Property will be used exclusively by or on behalf of the Lessee as office space / category 1 lab space / parking space.

1.3.	Without the Lessor’s prior written consent, the Lessee is not permitted to change the designated use of the Leased Property as described in 1.2.

1.4.	The maximum permitted floor load in the Leased Property is 250 kg/m². The Lessee shall not burden the floors with more than the maximum permitted load.

1.5.

When entering into the lease agreement, the Lessee did receive a copy of the energy performance certificate as referred to in the Energy Performance (Buildings) Decree with regard to the Leased Property.

1.6.	If the surface area mentioned in clause 1.1 proves to be incorrect, the parties agree that any discrepancy with the actual size (whether undersize or oversize) will not affect the rent.

2.	Conditions

2.1.

The ‘GENERAL PROVISIONS FOR LEASE OF OFFICE SPACE’ and other commercial space within the meaning of Article 7:230a of the Dutch Civil Code, filed at the registry of the District Court of The Hague on 17 February 2015 and registered there under number 15/21, to be referred to hereinafter as the ‘General Provisions’ (schedule), form part of this agreement. The parties are familiar with the contents of these General Provisions. The Lessee and Lessor have received a copy of the General Provisions.

2.2.

The General Provisions referred to in 2.1 apply except insofar as this agreement expressly deviates from the General Provisions or insofar as their application is not possible with regard to the Leased Property.

3.	Term, renewal and termination

3.1.	This agreement is entered into for a term of 5 years, commencing on 1 December 2019 and continuing through 30 November 2024.

3.2.

Absent termination of this lease agreement as per the end of the (first) period mentioned in 3.1, this agreement will be renewed for a consecutive (second) period of 5 years, and thus from 1 December 2024 through 30 November 2029, and thereafter each time for consecutive periods of 5 years.

Only the Lessee is entitled to terminate the lease agreement as per the end of the first lease period. Thereafter both parties are entitled to terminate the lease agreement. This means that the Lessor will first be entitled to terminate the lease agreement by giving notice as per 1 December 2029.

3.3.

Termination of this agreement is effected by notice of termination by the Lessee to the Lessor or by the Lessor to the Lessee, taking effect at the end of a lease period, with due observance of a notice period of at least 12 months.

3.4.	Notice of termination of this lease agreement must be given by bailiff’s notification or by registered letter.

4.	Rent, VAT, rent adjustment, payment obligation, payment period

Lessor’s initials:	Lessee’s initials:

4.1.

The rent for the Leased Property on an annual basis as of the commencement date is €147,630.00 for the office space and lab space and €15,000.00 for the parking spaces, and therefore totals €162,630.00.

4.2.	The parties agree that the Lessor will charge VAT on the rent.

4.3.

If lease with VAT being charged is agreed, the parties opt for lease subject to VAT within the meaning of Article 11(1)(b)(5) of the Dutch Turnover Tax Act 1968. The Lessee is charged VAT on the fee owed by the Lessee for the supply of goods and services by or on behalf of the Lessor, as laid down in clause 5 of the lease agreement and in article 18 of the General Provisions. By signing the lease agreement the Lessee represents, also for the benefit of the Lessor’s legal successor(s), that it will continually use or facilitate the continual use of the Leased Property for purposes for which there is a full or nearly full right to deduct VAT by virtue of Article 15 of the Dutch Turnover Tax Act 1968.

4.4.	The Lessee’s financial year runs from 1 January through 31 December.

4.5.	The rent is adjusted each year as per 1 December, for the first time with effect from 1 December 2020, in accordance with articles 17.1 through 17.4 of the General Provisions.

4.6.

The fee owed by the Lessee for additional supplies and services to be provided by or on behalf of the Lessor is determined in accordance with article 18 of the General Provisions, if and insofar as that is indicated explicitly in clause 5 of this lease agreement. If and insofar as a system of advance payments with subsequent settlement is applied to this fee, as ensues from article 18 of the General Provisions, that is also indicated in clause 5 of this lease agreement.

4.7.

The Lessee shall no longer owe VAT on the rent if the Leased Property may no longer be leased with VAT despite the parties having agreed this. In that event, the fees referred to in 19.1 of the General Provisions will take the place of the VAT. This fee will be determined in such a way that the Lessor’s interests are not prejudiced and will be included in clause 4.8 at such time. The Lessee may request the Lessor to clearly set out the VAT share through an auditor’s opinion and/or the annual accounts.

4.8.	For each payment period of 3 calendar months, the following amounts apply upon commencement of the lease agreement:

- the rent for the office space	€36,907.50
- the VAT on the rent for the office space	€7,750.58
- the rent for the parking spaces	€3,750.00
- the VAT on the rent for the parking spaces	€787.50
- fee for additional supplies and services provided by or on behalf of the Lessor	€9,906.75
- VAT on the fee for additional supplies and services provided by or on behalf of the Lessor	€2,080.42

Total	€61,182.74

In words: sixty-one thousand one hundred and eighty-two euros and seventy-four euro cents

Lessor’s initials:	Lessee’s initials:

4.9.

With a view to the commencement date of the lease, the Lessee’s first payment relates to the period from 1 November 2019 through 31 December 2019, and the amount owed for this first period is €8,747.70 including VAT and taking into account the rent reduction in accordance with clause 24. The Lessee shall pay this amount into the bank account NL87RABO0329630679 in the name of NSI Kantoren B.V. stating ‘1[e] hr Agendia Motion’. The amount must be credited to the account 1 business day before 1 November 2019.

4.10.

The periodic payments to be made by the Lessee to the Lessor by virtue of this lease agreement as reflected in clause 4.8 are owed in a lump sum, in advance, in euros, and must be paid in full on or before the first day of the period to which the payments relate.

4.11.	Unless stated otherwise, all amounts in this lease agreement and the General Provisions that are a part thereof are exclusive of VAT.

5.	Supplies and services

5.1.	The parties agree the following additional supplies and services are to be provided by or on behalf of the Lessor:

•	Gas consumption/heating costs including standing charge;

•	Electricity consumption including standing charge;

•	Water consumption including standing charge;

•	Maintenance and inspection of heating installations and/or air conditioning systems;

•	Maintenance and inspection of lift systems;

•	Maintenance and inspection of hydroelectric installations;

•	Maintenance and inspection of water pressure systems;

•	Maintenance and inspection of window washing installation on the outside;

•	Maintenance and inspection of fire alarm and evacuation systems, security systems and emergency facilities;

•	Maintenance and inspection of access system for the parking area;

•	Maintenance and inspection of fire extinguishing equipment and lightning rods;

•	Sanitary facilities, paper-towel dispensers, soap dispensers, etc.;

•	Cleaning costs for the common areas, lifts, window washing on the outside and cleaning of blinds, window washing common areas, cleaning of terraces, parking area, roof and/or surrounding area;

•	Waste disposal;

•	Glass insurance;

•	Staff restaurant, not including food and beverages;

•	Disabled parking space and parking spaces for electric cars;

•	Reception/security;

•	Facility manager;

•	Administration costs of 5% for the above supplies and services.

Advance for service charges: A system of advance payments applies to the fees for the aforementioned supplies and services with subsequent settlement based on actual use, in accordance with the provisions of article 18 of the General Provisions. The amount of the advance for these fees is €39,627.00 per year based on 777 m² leasable floor area, therefore €51.00 per m² leasable floor area per year, to be increased by VAT.

Lessor’s initials:	Lessee’s initials:

5.2.	After consultation with the Lessee, the Lessor shall be entitled to alter the nature and scope of the supply of goods and services as referred to in clause 5.1 or to cancel the same.

6.	Bank guarantee

6.1.

The amount of the bank guarantee referred to in article 24 of the General Provisions is hereby set between the parties at an amount equalling three months’ rent including VAT, increased by the amount per quarter for the additional supplies and services as described in clause 5.1, and therefore an amount of €61,182.74. The bank guarantee shall be provided in accordance with the attached model (schedule) and must be issued by a Dutch or an international credit institution, as referred to in the Dutch Financial Supervision Act, with a first-class reputation, before 15 October 2019.

7.	Manager

7.1.	Until such time as the Lessor gives notice stating otherwise, the acting manager is:

CBRE Asset Management

The Core

Anthony Fokkerweg 15

1059 CM Amsterdam

PO Box 7971

1008 AD Amsterdam

Telephone: 0800-5554433

Email: meldpunt@CBRE.com

7.2.	Unless agreed otherwise in writing, the Lessee must consult the manager in respect of the substance of and all further matters concerning this lease agreement.

8.	Incentives

8.1.	The parties represent that no incentives have been agreed between the parties other than those stated in this lease agreement. The agreed incentives are set out in clause 16 and clause 23.

9.	Asbestos/Environment

9.1.

The Lessor is not aware of the presence of any asbestos-containing materials in the Leased Property. The fact that the Lessor is not aware of the presence of any asbestos in the Leased Property expressly does not constitute any guarantee by the Lessor that no asbestos is present.

9.2.

The Lessor is not aware of any pollution being present in, on or next to the Leased Property that is of such a nature that, based on the applicable laws at the time the lease agreement was signed, measures must be taken. The fact that the Lessor is not aware of the presence of any pollution in, on or next to the Leased Property at the time the lease agreement was signed expressly does not constitute any guarantee by the Lessor that no pollution is present.

10.	Sustainability/Green lease

10.1.

The parties recognise the importance of sustainability and agree to support each other in the achievement of objectives jointly formulated and/or to be formulated, and to regularly discuss the progress made.

Lessor’s initials:	Lessee’s initials:

SPECIAL PROVISIONS

In addition to the previous clauses in the present lease agreement and the articles of the corresponding General Provisions, the parties furthermore agree as follows. In principle, these special provisions do not affect the other provisions. If and insofar as any of the provisions below are incompatible with the provisions in (part of) the foregoing clauses from the lease agreement and the articles of the corresponding General Provisions, the provisions in the Special Provisions shall apply.

11.	Rent adjustment

11.1.	The base year “2006 = 100” for the price index figure referred to in article 17 (rent adjustment) of the General Provisions is changed to “2015 = 100”.

12.	Rent review

12.1.

In addition to the annual index-based rent review, both the Lessee and the Lessor have the right to request a rent adjustment in line with the market rental value of the Leased Property, such for the first time after 5 years after the lease commencement date, and thereafter each time after a period of at least 5 years has passed since the last rent review based on the market rental value. If they wish to avail themselves of this right, the Lessor and the Lessee shall inform the other party of this intention by registered letter or bailiff’s notification at least 18 months prior to the date on which the rent adjustment commences.

12.2.

The calculation of the market rental value will take into account inter alia everything agreed between the Lessor and the Lessee, the condition and location of the building and the rent-free periods customary in the market at the time, contributions to the fitting-out costs and other incentives.

12.3.

In the event that the parties fail to reach a consensus on the market rental value within 4 weeks after receipt by one of the parties of the aforementioned notice, the market rental value of the Leased Property shall be determined by a committee of three experts. Within 14 days after the aforementioned 4 weeks, the Lessee and the Lessor shall each appoint an expert who, in turn, shall jointly appoint a third expert within 6 days after their own appointment. The designated experts must be registered as valuers in a nationally recognised register, such as Stichting Register Taxateurs O.Z., the Nederlands Register van Vastgoed Taxateurs or The Royal Institution of Chartered Surveyors. If one of the parties fails to appoint its expert within 14 days or if the two experts are unable to reach a consensus on the appointment of the third expert within 6 days after their own appointment, the party taking the initiative shall be entitled to petition the cantonal section of the District Court of Amsterdam in order to request the appointment of the lacking expert or experts. The committee will make a binding decision on the market rental value of the Leased Property no later than within 4 weeks after the appointment of the third expert. If no consensus is reached on the market rental value, the opinion of the third expert is decisive. Each party will bear the costs of its own expert. The costs of the third expert will be borne jointly by both parties.

Lessor’s initials:	Lessee’s initials:

13.	Termination due to failure

13.1.

The Lessee is required to compensate the Lessor for all costs, losses and interest resulting from early termination of the lease agreement by the Lessee, also including termination of the lease agreement as a result of the Lessee’s suspension of payments and/or bankruptcy, unless the parties have agreed otherwise in writing or in the event of an imputable failure on the part of the Lessor. These costs and losses also include the rent owed plus VAT for the agreed remaining lease period if the lease agreement had not ended, the costs of the agreed goods and services to be provided by the Lessor, including the heating costs, or at least, if and insofar as the Lessor is required to procure said goods and services from a third party after the end of the lease agreement: the costs of reletting, all costs incurred and to be incurred for recovery of the losses, both at law and otherwise, including the costs of legal assistance. The Lessee’s suspension of payments and/or bankruptcy and the application for the same constitutes an imputable failure under the lease agreement that justifies termination by the Lessor.

14.	Acquisition of existing goods

14.1.

The objects left behind in the Leased Property (fit out) by the previous lessee/user are acquired by the Lessee (for no consideration) and will be described in the attached official delivery report (schedule) along with the Lessee’s obligation to provide for the maintenance, repair, replacement and renovation of the same. The Lessee intends to replace the existing fit out with a new fit out, at its own risk and expense. These objects are expressly not part of the Leased Property and must be removed by the Lessee at the end of the lease agreement, unless the Lessor indicates otherwise in writing at such time.

15.	Delivery upon the end of the lease agreement

15.1.

At the end of the lease agreement, the Lessee must return the Leased Property to its original shell condition and deliver it. Therefore, at the end of the lease agreement, the Lessee shall remove both the existing fit out acquired from the previous lessee and the new fit out installed by the Lessee, as well as the lab space, as laid down upon commencement of the lease agreement in the official delivery report, free of damage and defects with the exception of fair wear and tear, and furthermore swept clean, empty and completely vacated.

16.	Early occupation

16.1.

The Lessor consents to the Lessee being provided access to the Leased Property before the agreed commencement date, as per 1 November 2019. The Lessee shall acquire access to the Leased Property only after all of the following conditions have been met:

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•	receipt by the Lessor of the lease agreement signed by both parties with all accompanying schedules;

•	receipt by the Lessor of the official delivery report signed for approval by both parties;

•	receipt by the Lessor of the original security as referred to in clause 6;

•	receipt by the Lessor of the first full payment obligation as referred to in clause 4.9.

Key transfer at a later point in time because the conditions laid down in this clause have not been met does not change the date of commencement and the accompanying obligations for the Lessee.

16.2.	For the month November 2019 the Lessee does owe the service charges as agreed in clause 5 of this lease agreement.

17.	Building insurance

17.1.

In connection with the building insurance on the Leased Property taken out by the Lessor, the Lessee is expressly informed that it is the Lessee’s responsibility that: no flammable materials are stored (waste and packaging) against the facade and/or within five metres of the Leased Property or the building of which the Leased Property is a part; the Leased Property is fitted out with the necessary and prescribed fire extinguishing equipment; this fire extinguishing equipment is in proper working condition and accessible, and comes with a maintenance contract.

18.	Maintenance and renovations

18.1.

The provisions in article 13.2 of the General Provisions do not apply to the general and/or common area or areas of the building or complex of which the Leased Property is a part. The Lessor is entitled to change these areas without consent from the Lessee, without any right to reduction of the rent, reduction of any other payment obligation, partial or complete termination of the lease agreement and/or compensation for the Lessee due to those changes, provided that reasonable accessibility is warranted.

19.	Change of the Lessee’s organisation

19.1.	Article 15 of the General Provisions exclusively applies to the Lessee.

20.	Bank guarantee/Security deposit

20.1.	Supplementary to article 24.1 of the General Provisions, the Lessee is not entitled to settlement of any amount with the bank guarantee and/or security deposit.

21.	Name sign

21.1.	In consultation with the Lessee, the Lessor shall attach name signs of the Lessee at places designated for that purpose in and around the building. There are no allocated parking spaces.

22.	Property tax

22.1.

Property tax is levied in respect of the Leased Property. Based on article 20.1(a) of the General Provisions, a proportionate part of the property tax concerning the actual use of the Leased Property and the actual co-use of service areas, general areas and common areas is at the expense of the Lessee. The percentages that are at the expense of the owner on the one hand and the Lessee on the other are re-determined each year but amount to about 70-80% for the owner and 30-20% for the

Lessor’s initials:	Lessee’s initials:

Lessee. Supplementary to the provisions in article 20.1(a) of the General Provisions, the parties agree that if the aforementioned division of the total property tax at the expense of the Lessor and the Lessee changes significantly, the Lessor has the discretionary authority to settle that shift in levy between the parties as follows. If the shift results in the Lessee being required to pay proportionately less tax, the Lessee shall compensate the Lessor for the difference by paying to the Lessor the amount equal to the proportionately higher amount that the Lessor is required to pay. If the shift results in the Lessor being required to pay proportionately less tax, the Lessor shall compensate the Lessee for the difference by paying to the Lessee the amount that is equal to the proportionately higher amount that the Lessee is required to pay. The Lessee undertakes to cooperate in this settlement as the need arises.

23.	Rent reduction

23.1.

The parties agree to a rent-free period of 5 months (office space and designated parking spaces), that is €64,637.50 (€12,927.50 per month) divided over the period from 1 December 2019 through 30 April 2020. The Lessee does owe the service charges for this period as agreed in clause 5 of this lease agreement.

24.	Shared facilities

24.1.

As the Lessee is aware, there are certain shared facilities in the building. These include the reception, facility management, the coffee corner, the restaurant and meeting rooms (payment based on use). These facilities are for shared use with the other lessees in the building.

24.2.

All meeting rooms are equipped with Wi-Fi Internet and some with audio-visual equipment. The meeting rooms can be reserved per day or part-day. If available, the meeting rooms can be booked at the reception. The costs of this facility are not included in the rent.

24.3.	Entrances and common areas which are used by multiple lessees will have a neutral character.

25.	Designated use

25.1.	The Leased Property will be used as office space, category 1 lab space and parking space.

26.	Alterations to the Leased Property

26.1.

The Lessee may make alterations to the Leased Property. Alterations require the prior written consent of the Lessor, which consent shall not be unreasonably withheld or delayed. The Lessee is entitled to fit a category 1 lab in the Leased Property, without the prior written consent of the Lessor, if this is permitted by the zoning plan. The Lessee shall take into account fire safety and escape routes when fitting the category 1 lab.

27.	Access to the Leased Property

27.1.

In principle the Leased Property is accessible 24/7. Outside the hours that the reception is manned (7.30 am - 6.00 pm) the building is accessible through individual authorisations. The cooling system is switched off during business days (Monday through Friday) between 8.00 pm and 6.00 am and during the weekend.

28.	Security system

Lessor’s initials:	Lessee’s initials:

28.1.

The building is equipped with a LenelOnGuard access control system for the common areas and access to the floors. The Lessee must also use this system. The Lessee may install its own security system at its own floor for the Leased Property, for example with an electronic card system or video monitoring. In that case the Lessee is responsible for compliance with the provisions of the Dutch Personal Data Protection Act with regard to its own security system.

28.2.

The Lessee must ensure that the security service of the building and/or emergency services have access at all times to the Leased Property in case of an emergency. All keys, cards, operating instructions, login codes and other items and/or information required for access shall be handed over to the Lessor at the end of the lease agreement.

Lessor’s initials:	Lessee’s initials:

Lessor: NSI Kantoren B.V.	Lessee: Agendia N.V.

place: Hoofddorp date: ____________	place: ______________ date: _________________

/s/ M. Amlal	/s/ M.R. Straley
Mr M. Amlal	Mr M.R. Straley

Lessor: NSI Kantoren B.V.	Lessee: Agendia N.V.

place: Hoofddorp date: ____________	place: ______________ date: _________________

/s/ A. de Jong	/s/ K.W. Becker
Mr A. de Jong	Mr K.W. Becker

Schedules:

•	Model bank guarantee

•	Drawing of the Leased Property

•	Lessee’s extract from the Chamber of Commerce

•	Copy of identification of Lessee’s signatory

•	Official delivery report (to be added later)

•	Energy performance certificate

•	General Provisions ROZ 2015

Separate signature(s) of Lessee(s) for the receipt of their own copy of the ‘GENERAL PROVISIONS FOR LEASE OFFICE SPACE’ and other commercial space within the meaning of Article 7:230a of the Dutch Civil Code as referred to in 2.1.

Lessee: Agendia N.V.

place: ______________ date: _________________

/s/ M.R. Straley
Mr M.R. Straley

/s/ K.W. Becker
Mr K.W. Becker

Lessor’s initials:	Lessee’s initials: